EXHIBIT 23.2

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We hereby consent to the use in this Registration Statement of Advanced BioPhotonics Inc. (f/k/a OmniCorder Technologies, Inc.) (the "Company") on Amendment No. 3 to Form SB-2 of our report, which includes an explanatory paragraph as to the company's ability to continue as a going concern, dated March 10, 2005 relating to the financial statements of the Company, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Marcum & Kliegman LLP

New York, New York
June 9, 2005